EXHIBIT C


Section 6 of the Employee Stock Purchase Plan as proposed to be amended.

SECTION 6.  GRANT OF OPTIONS

	Each person who is a participant on the first day of an option period shall, as of such day, be granted an option for such period. Such option shall be for the lesser of (a) that number of shares of Stock which (if elected to be purchased at the end of a six month option period) results from the grant by the Company of options to purchase shares of Stock having a fair market value at the start of such six month period of not more than $12,500 or (b) the number of whole shares of Stock to be determined by dividing
(i) the balance in the participant's withholding account on the last day of the option period, by (ii) the purchase price per share of the Stock determined under Section 7. The Company shall reduce, on a substantially proportionate basis, the number of shares of Stock receivable by each participant upon exercise of his option for an option period in the event that the number of shares then available under the Plan is otherwise insufficient.